Exhibit 99.1

RBB Bancorp Reports Second Quarter 2023 Earnings

Los Angeles, CA, July 24, 2023 – RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (“the Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as “the Company,” announced financial results for the quarter ended June 30, 2023.

The Company reported net income of $10.9 million, or $0.58 diluted earnings per share, for the quarter ended June 30, 2023, compared to net income of $11.0 million, or $0.58 diluted earnings per share, and $15.5 million, or $0.80 diluted earnings per share, for the quarter ended March 31, 2023 and June 30, 2022, respectively.

“I’d like to welcome Johnny Lee to the Royal Business Bank team as President and Chief Banking Officer,” said David Morris, CEO of RBB Bancorp. “His hiring is one of the more visible steps we have taken over the past 15 months to strengthen our management team.”

Mr. Morris continued, “We continued to reduce our loan to deposit ratio in the second quarter by increasing deposit balances and allowing out-of-market loans to run off. We are proactively managing our loan portfolio and are confident that our underwriting standards will limit ultimate losses.”

“Over the past several months, the Board has taken important steps to enhance corporate governance and strengthen our Board and, as David noted, our management team,” said Dr. James Kao, Chairman of the Company. “In addition to the two independent directors we added in April, two independent directors were elected to the Board at our annual shareholder meeting in June, bringing the total number of independent directors to nine. We believe our governance and management enhancements, combined with our prudent approach to underwriting, credit risk management, and capital management, position us to continue to navigate the institution through this challenged operating environment.”

Second Quarter 2023 Highlights Compared to First Quarter 2023

●	Net income decreased to $10.9 million, or $0.58 diluted earnings per share.
●	Net interest income decreased to $31.9 million.
●	Noninterest income increased to $2.5 million and noninterest expense decreased to $18.5 million.
●	Total loans held for investment decreased by $146.4 million and total deposits increased by $24.4 million, resulting in a decrease in the net loan to deposit ratio to 99.3% from 104.7% at the end of the prior quarter.
●	Return on average assets decreased to 1.08%.
●	Return on average tangible common equity decreased to 10.33%. (1)
●	Net interest margin decreased to 3.37%.
●	The ratio of allowance for credit losses to total loans increased to 1.35% from 1.29% at the end of prior quarter.
●	The Company's capital position remained strong with a ratio of 16.9% tier 1 common equity to risk-weighted assets.

(1)	Reconciliations of the non–U.S. generally accepted accounting principles (“GAAP”) measures are set forth at the end of this press release.

Net Interest Income and Net Interest Margin

Net interest income before provision for credit losses was $31.9 million for the second quarter of 2023, compared to $34.1 million for the first quarter of 2023. The $2.2 million decrease was primarily attributable to an increase in interest expense on time deposits, partially offset by increases in yield in loans held for investment and available-for-sale securities. For the second quarter of 2023, average time deposits increased $256.1 million and the interest rate paid on time deposits increased 74 basis points to 3.98%, from 3.24% in the first quarter of 2023.

Compared to the second quarter of 2022, net interest income before provision for credit losses decreased $5.2 million from $37.1 million. The decrease was primarily attributable to an increase in average interest-bearing deposits of $599.7 million and a 298 basis points increase in the interest rate paid on interest-bearing deposits, partially offset by an increase in average loans of $282.5 million and an 84 basis points increase from 5.39% in the second quarter of 2022 to 6.23% in the yield earned on loans.

Net interest margin was 3.37% for the second quarter of 2023, a decrease of 33 basis points from 3.70% in the first quarter of 2023 due primarily to a 72 basis point increase in the average cost on interest-bearing deposits from 2.75% in the first quarter of 2023 to 3.47% in the second quarter of 2023. Cost of interest-bearing deposits increased due to increasing market rates and peer bank deposit competition.

Noninterest Income

Noninterest income was $2.5 million for the second quarter of 2023, an increase of $131,000 from $2.4 million in the first quarter of 2023. The increase was primarily driven by a $128,000 increase in wealth management commissions and an $89,000 increase in fees on deposit accounts, partially offset by a $125,000 decrease in loan servicing fees due to loan prepayments during the quarter.

Noninterest income decreased by $929,000 from $3.4 million in the second quarter of 2022. The decrease was primarily attributable to a $757,000 decrease in gain on sale of corporate real estate and a $326,000 decrease in gain on sale of loans due to interest rate hikes that caused decreases in both loans held for sale and gains on loans sold.

Noninterest Expense

Noninterest expense for the second quarter of 2023 was $18.5 million, compared to $18.9 million for the first quarter of 2023. The $394,000 decrease was primarily attributable to a $537,000 decrease in salaries and employee benefits expenses and a $141,000 decrease in legal and other professional fees, partially offset by a $305,000 increase in insurance and regulatory assessments. The decrease in salaries and employee benefits expenses was due to the decreases in payroll tax and 401K contribution related to employees' bonus distribution in the first quarter of 2023.

Noninterest expense for the three and six months ended June 30, 2023, includes legal expenses related to the Company’s voluntary cooperation with the Securities and Exchange Commission’s (“SEC”) requests for information as disclosed in the Company’s Current Report on Form 8-K filed with the SEC on July 24, 2023.

Income Taxes

The effective tax rate was 29.5% for the second quarter of 2023, 29.4% for the first quarter of 2023, and 29.6% for the second quarter of 2022.

Loan and Securities Portfolio

Loans held for investment, net of deferred fees and discounts, totaled $3.2 billion as of June 30, 2023, a decrease of $146.4 million from March 31, 2023, and an increase of $150.0 million from June 30, 2022. The decrease from March 31, 2023 was primarily due to a $104.8 million decrease in commercial real estate loans, a $24.6 million decrease in commercial and industrial loans, and a $24.3 million decrease in construction and land development loans. The increase from June 30, 2022 was primarily due to a $349.0 million increase in single-family residential mortgages, offset by a $106.6 million decrease in commercial and industrial loans and a $99.9 million decrease in construction and land development loans.

As of June 30, 2023, the Bank’s total available-for-sale securities amounted to $391.1 million, including available-for-sale securities maturing in over 12 months of $242.6 million. As of June 30, 2023, the Bank recorded gross unrealized losses of $32.3 million on its available-for-sale securities compared to gross unrealized losses of $28.7 million as of March 31, 2023 with respect to its available-for-sale securities.

Liquidity and Deposits

Total deposits were $3.2 billion as of June 30, 2023, which reflected an increase of $24.4 million or 0.8% compared to March 31, 2023. As of June 30, 2023, the Company had $246.3 million in cash on the balance sheet, which is an increase of $15.6 million or 6.8% from March 31, 2023. In addition, the Company had $893.1 million in Federal Home Loan Bank borrowing availability, Fed fund lines of $92.0 million, $40.8 million in available funds from the FRB Discount window and $391.0 million in available-for-sale securities that were unpledged. The Company has $95.0 million of loans qualified to be pledged to the FRB. The total of these available sources represents $1.8 billion or 183% of total uninsured deposits or 243% of adjusted uninsured deposits, which excludes ICS and CDARS program deposits and uninsured deposits affiliated with directors and officers of the Company.

Total adjusted uninsured deposits of $724.3 million represented approximately 23% of total deposits as of June 30, 2023. Since mid-March, we have been diligently working with our larger deposit clients to enroll them in the ICS and CDARS program to ensure that all of their deposits are FDIC insured. ICS and CDARS program deposits increased to $217.5 million at June 30, 2023 from $116.2 million at March 31, 2023.

Credit Quality

Nonperforming assets totaled $42.4 million, or 1.04% of total assets at June 30, 2023, compared to $27.0 million, or 0.66% of total assets at March 31, 2023. The $15.4 million increase in nonperforming assets was due to the increase in nonperforming commercial real estate loans of $10.4 million and nonperforming single-family residential loans of $10.1 million, partially offset by commercial real estate loan payoffs or paydowns of $2.0 million and single-family residential loan payoffs or paydowns of $1.9 million.

Special mention loans totaled $24.2 million or 0.76% of total loans at June 30, 2023, compared to $89.0 million, or 2.66% of total loans at March 31, 2023. The decrease is mainly due to upgrade of a large construction loan.

Substandard loans totaled $74.1 million or 2.32% of total loans at June 30, 2023, compared to $77.7 million, or 2.32% of total loans at March 31, 2023. The slight decrease is mainly due to loans paid off.

30-89 day delinquent loans, excluding non-accrual loans, decreased $7.0 million to $7.2 million as of June 30, 2023 compared to $14.3 million as of March 31, 2023. The $7.0 million decrease in past due loans was due to loans that converted to non-accrual status in the aggregate amount of $11.1 million, loans that migrated back to past due for less than 30 days in the amount of $618,000, loan payoffs or paydowns of $595,000, partially offset by new delinquent loans in the aggregate amount of $5.3 million.

Total net charge-offs were $580,000 for the second quarter of 2023, as compared to net charge-offs of $157,000 in the prior quarter and net charge-offs of $53,000 in the same quarter last year.

The allowance for credit losses totaled $43.1 million, or 1.35% of loans held for investment at June 30, 2023, compared with $43.1 million, or 1.29%, of loans held for investment at March 31, 2023.

Dividend Payout and Stock Repurchase

For the second quarter of 2023, the Board of Directors declared a common stock cash dividend of $0.16 per share, payable on August 11, 2023 to stockholders of record on July 31, 2023.

On June 14, 2022, the Board of Directors authorized the repurchase of up to 500,000 shares of common stock, of which 433,124 shares remain available. The repurchase program permits shares to be repurchased in open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rules 10b5-1 and 10b-8 of the SEC. The Company did not repurchase any shares during the second quarter of 2023, and has not repurchased any shares since October 24, 2022 pursuant to this authorization.

Contact: Alex Ko, Chief Financial Officer
(213) 533-7919
Alexko@rbbusa.com

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California. As of June 30, 2023, the Company had total assets of $4.1 billion. Its wholly-owned subsidiary, the Bank, is a full service commercial bank, which provides business banking services to the Asian communities in Los Angeles County, Orange County, and Ventura County in California, in Las Vegas, Nevada, in Brooklyn, Queens, and Manhattan in New York, in Edison, New Jersey, in the Chicago neighborhoods of Chinatown and Bridgeport, Illinois, and on Oahu, Hawaii. Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services. The Bank has nine branches in Los Angeles County, two branches in Ventura County, one branch in Orange County, California, one branch in Las Vegas, Nevada, three branches and one loan operation center in Brooklyn, three branches in Queens, one branch in Manhattan in New York, one branch in Edison, New Jersey, two branches in Chicago, Illinois, and one branch in Honolulu, Hawaii. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Ave., Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.

Conference Call

Management will hold a conference call at 11:00 a.m. Pacific time/2:00 p.m. Eastern time on Tuesday, July 25, 2023, to discuss the Company’s second quarter 2023 financial results.

To listen to the conference call, please dial 1-888-506-0062 or 1-973-528-0011, the Participant ID code is 813494, conference ID RBBQ223. A replay of the call will be made available at 1-877-481-4010 or 1-919-882-2331, the passcode is 48674, approximately one hour after the conclusion of the call and will remain available through August 8, 2023.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. This webcast will be recorded and available for replay on our website approximately two hours after the conclusion of the conference call.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, business and economic conditions generally and in the financial services industry, nationally and within our current and future geographic markets, including the tight labor market, ineffective management of the U.S. federal budget or debt or turbulence or uncertainly in domestic of foreign financial markets; the strength of the United States economy in general and the strength of the local economies in which we conduct operations; our ability to attract and retain deposits and access other sources of liquidity; possible additional provisions for loan losses and charge-offs; credit risks of lending activities and deterioration in asset or credit quality; extensive laws and regulations and supervision that we are subject to, including potential supervisory action by bank supervisory authorities; increased costs of compliance and other risks associated with changes in regulation, including any amendments to the Dodd-Frank Wall Street Reform and Consumer Protection Act; compliance with the Bank Secrecy Act and other money laundering statutes and regulations; potential goodwill impairment; liquidity risk; fluctuations in interest rates; the transition away from the London Interbank Offering Rate ("LIBOR") and related uncertainty as well as the risks and costs related to our adopted alternative reference rate, including the Secured Overnight Financing Rate ("SOFR"); risks associated with acquisitions and the expansion of our business into new markets; inflation and deflation; real estate market conditions and the value of real estate collateral; environmental liabilities; our ability to compete with larger competitors; our ability to retain key personnel; successful management of reputational risk; severe weather, natural disasters, earthquakes, fires; or other adverse external events could harm our business; geopolitical conditions, including acts or threats of terrorism, actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, including the war between Russia and Ukraine, which could impact business and economic conditions in the United States and abroad; public health crises and pandemics, including the COVID-19 pandemic, and their effects on the economic and business environments in which we operate, including our credit quality and business operations, as well as the impact on general economic and financial market conditions; general economic or business conditions in Asia, and other regions where the Bank has operations; failures, interruptions, or security breaches of our information systems; climate change, including any enhanced regulatory, compliance, credit and reputational risks and costs; cybersecurity threats and the cost of defending against them; our ability to adapt our systems to the expanding use of technology in banking; risk management processes and strategies; adverse results in legal proceedings; the impact of regulatory enforcement actions, if any; certain provisions in our charter and bylaws that may affect acquisition of the Company; changes in tax laws and regulations; the impact of governmental efforts to restructure the U.S. financial regulatory system; the impact of future or recent changes in the Federal Deposit Insurance Corporation ("FDIC") insurance assessment rate of the rules and regulations related to the calculation of the FDIC insurance assessment amount; the effect of changes in accounting policies and practices or accounting standards, as may be adopted from time-to-time by bank regulatory agencies, the SEC, the Public Company Accounting Oversight Board, the Financial Accounting Standards Board (“FASB”) or other accounting standards setters, including Accounting Standards Update (“ASU” or “Update”) 2016-13 (Topic 326, “Measurement of Current Losses on Financial Instruments, commonly referenced as the Current Expected Credit Losses Model (“CECL”), which changed how we estimate credit losses and may further increase the required level of our allowance for credit losses in future periods; market disruption and volatility;  fluctuations in the Bancorp’s stock price; restrictions on dividends and other distributions by laws and regulations and by our regulators and our capital structure; issuances of preferred stock; our ability to raise additional capital, if needed, and the potential resulting dilution of interests of holders of our common stock; the soundness of other financial institutions; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and California DFPI (formerly DBO); our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form 10-K and Form 10-K/A for the year ended December 31, 2022, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	June 30,	March 31,	June 30,
	2023	2023	2022
Assets
Cash and due from banks	$246,325	$230,703	$224,736
Federal funds sold and other cash equivalents	—	—	100,000
Total cash and cash equivalents	246,325	230,703	324,736
Interest-bearing deposits in other financial institutions	600	600	600
Investment securities available for sale	391,116	293,371	358,135
Investment securities held to maturity	5,718	5,722	5,741
Mortgage loans held for sale	555	—	—
Loans held for investment	3,195,995	3,342,416	3,045,946
Allowance for credit losses	(43,092)	(43,071)	(34,154)
Net loans held for investment	3,152,903	3,299,345	3,011,792
Premises and equipment, net	26,600	27,040	27,104
Federal Home Loan Bank (FHLB) stock	15,000	15,000	15,000
Cash surrender value of life insurance	57,989	57,645	56,642
Goodwill	71,498	71,498	71,498
Servicing assets	8,702	9,159	10,456
Core deposit intangibles	3,246	3,481	4,248
Right-of-use assets- operating leases	28,677	29,931	25,931
Accrued interest and other assets	66,689	66,589	57,154
Total assets	$4,075,618	$4,110,084	$3,969,037
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$585,746	$672,177	$1,045,009
Savings, NOW and money market accounts	598,546	617,100	868,307
Time deposits, less than $250,000	1,275,476	1,122,687	574,050
Time deposits, greater than or equal to $250,000	715,648	739,098	540,199
Total deposits	3,175,416	3,151,062	3,027,565
FHLB advances	150,000	220,000	250,000
Long-term debt, net of debt issuance costs	173,874	173,730	173,296
Subordinated debentures	14,829	14,774	14,611
Lease liabilities - operating leases	29,915	31,078	26,823
Accrued interest and other liabilities	31,294	24,683	13,035
Total liabilities	3,575,328	3,615,327	3,505,330
Shareholders' equity:
Shareholders' equity	522,623	514,563	479,382
Non-controlling interest	72	72	72
Accumulated other comprehensive loss, net of tax	(22,405)	(19,878)	(15,747)
Total shareholders' equity	500,290	494,757	463,707
Total liabilities and shareholders’ equity	$4,075,618	$4,110,084	$3,969,037

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except share and per share data)

	For the Three Months Ended
	June 30, 2023	March 31, 2023	June 30, 2022
Interest and dividend income:
Interest and fees on loans	$50,810	$49,942	$40,157
Interest on interest-bearing deposits	2,112	791	111
Interest on investment securities	3,574	2,536	1,419
Dividend income on FHLB stock	259	265	222
Interest on federal funds sold and other	247	217	429
Total interest income	57,002	53,751	42,338
Interest expense:
Interest on savings deposits, NOW and money market accounts	2,778	2,296	844
Interest on time deposits	19,169	13,406	1,506
Interest on subordinated debentures and long term debt	2,550	2,539	2,379
Interest on other borrowed funds	579	1,409	519
Total interest expense	25,076	19,650	5,248
Net interest income before provision for credit losses	31,926	34,101	37,090
Provision for credit losses	380	2,014	915
Net interest income after provision for credit losses	31,546	32,087	36,175
Noninterest income:
Service charges, fees and other	1,528	1,257	1,480
Gain on sale of loans	18	29	344
Loan servicing fees, net of amortization	606	731	472
Unrealized (loss)/gain on derivatives	(3)	10	39
Increase in cash surrender value of life insurance	344	335	330
Gain on sale of fixed assets	—	—	757
Total noninterest income	2,493	2,362	3,422
Noninterest expense:
Salaries and employee benefits	9,327	9,864	9,628
Occupancy and equipment expenses	2,430	2,398	2,174
Data processing	1,356	1,299	1,293
Legal and professional	2,872	3,013	2,254
Office expenses	350	375	358
Marketing and business promotion	252	300	501
Insurance and regulatory assessments	809	504	478
Core deposit premium	235	237	277
Other expenses	886	921	649
Total noninterest expense	18,517	18,911	17,612
Income before income taxes	15,522	15,538	21,985
Income tax expense	4,573	4,568	6,508
Net income	$10,949	$10,970	$15,477

Net income per share
Basic	$0.58	$0.58	$0.81
Diluted	$0.58	$0.58	$0.80
Cash Dividends declared per common share	$0.16	$0.16	$0.14
Weighted-average common shares outstanding
Basic	18,993,483	18,985,846	19,066,621
Diluted	18,995,100	19,049,685	19,324,253

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except share and per share data)

	For the Six Months Ended
	June 30, 2023	June 30, 2022
Interest and dividend income:
Interest and fees on loans	$100,752	$78,043
Interest on interest-earning deposits	2,903	282
Interest on investment securities	6,110	2,426
Dividend income on FHLB stock	524	449
Interest on federal funds sold and other	464	704
Total interest income	110,753	81,904
Interest expense:
Interest on savings deposits, NOW and money market accounts	5,074	1,562
Interest on time deposits	32,575	3,080
Interest on subordinated debentures and long term debt	5,089	4,727
Interest on other borrowed funds	1,988	954
Total interest expense	44,726	10,323
Net interest income before provision for credit losses	66,027	71,581
Provision for credit losses	2,394	1,281
Net interest income after provision for credit losses	63,633	70,300
Noninterest income:
Service charges, fees and other	2,784	2,725
Gain on sale of loans	47	1,518
Loan servicing fees, net of amortization	1,337	904
Unrealized gain/(loss) on derivatives	7	(194)
Increase in cash surrender value of life insurance	680	654
Gain on sale of fixed assets	—	757
Total noninterest income	4,855	6,364
Noninterest expense:
Salaries and employee benefits	19,191	18,997
Occupancy and equipment expenses	4,828	4,380
Data processing	2,655	2,551
Legal and professional	5,885	3,260
Office expenses	725	651
Marketing and business promotion	552	808
Insurance and regulatory assessments	1,313	919
Core deposit premium	472	556
Other expenses	1,807	1,549
Total noninterest expense	37,428	33,671
Income before income taxes	31,060	42,993
Income tax expense	9,141	12,899
Net income	$21,919	$30,094

Net income per share
Basic	$1.15	$1.56
Diluted	$1.15	$1.54
Cash Dividends declared per common share	$0.32	$0.28
Weighted-average common shares outstanding
Basic	18,989,686	19,221,155
Diluted	19,022,242	19,560,476

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

	For the Three Months Ended
	June 30, 2023			March 31, 2023			June 30, 2022
	Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Interest-earning assets:
Federal funds sold, cash equivalents & other (1)	$179,023	$2,619	5.87%	$110,750	$1,272	4.66%	$249,738	$762	1.22%
Securities
Available for sale (2)	348,343	3,547	4.08%	277,206	2,510	3.67%	399,321	1,393	1.40%
Held to maturity (2)	5,720	51	3.58%	5,727	51	3.61%	5,744	50	3.49%
Mortgage loans held for sale	52	1	6.65%	88	1	6.45%	892	13	5.85%
Loans held for investment: (3)
Real estate	3,064,633	46,304	6.06%	3,092,667	44,903	5.89%	2,663,753	35,207	5.30%
Commercial	207,493	4,503	8.70%	249,911	5,038	8.18%	325,861	4,937	6.08%
Total loans held for investment	3,272,126	50,807	6.23%	3,342,578	49,941	6.06%	2,989,614	40,144	5.39%
Total interest-earning assets	3,805,264	$57,025	6.01%	3,736,349	$53,775	5.84%	3,645,309	$42,362	4.66%
Noninterest-earning assets	244,316			239,956			243,279
Total assets	$4,049,580			$3,976,305			$3,888,588

Interest-bearing liabilities
NOW	$59,789	$202	1.36%	$63,401	$108	0.69%	$75,637	$50	0.27%
Money Market	432,384	2,519	2.34%	458,824	2,140	1.89%	631,807	759	0.48%
Saving deposits	111,214	57	0.21%	120,695	49	0.16%	148,400	35	0.09%
Time deposits, less than $250,000	1,221,760	12,391	4.07%	912,694	7,425	3.30%	553,282	724	0.52%
Time deposits, $250,000 and over	709,803	6,778	3.83%	762,770	5,981	3.18%	526,164	782	0.60%
Total interest-bearing deposits	2,534,950	21,947	3.47%	2,318,384	15,703	2.75%	1,935,290	2,350	0.49%
FHLB advances	160,220	579	1.45%	229,778	1,409	2.49%	182,749	519	1.14%
Long-term debt	173,780	2,194	5.06%	173,635	2,194	5.12%	173,201	2,195	5.08%
Subordinated debentures	14,793	356	9.65%	14,739	344	9.47%	14,575	184	5.06%
Total interest-bearing liabilities	2,883,743	25,076	3.49%	2,736,536	19,650	2.91%	2,305,815	5,248	0.91%
Noninterest-bearing liabilities
Noninterest-bearing deposits	606,015			698,351			1,082,793
Other noninterest-bearing liabilities	59,760			49,118			33,377
Total noninterest-bearing liabilities	665,775			747,469			1,116,170
Shareholders' equity	500,062			492,300			466,603
Total liabilities and shareholders' equity	$4,049,580			$3,976,305			$3,888,588
Net interest income / interest rate spreads		$31,949	2.52%		$34,125	2.93%		$37,114	3.75%
Net interest margin			3.37%			3.70%			4.08%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

	For the Six Months Ended
	June 30, 2023			June 30, 2022
	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate
Interest-earning assets:
Federal funds sold, cash equivalents & other (1)	$145,075	$3,891	5.41%	$438,140	$1,435	0.66%
Securities
Available for sale (2)	312,971	6,057	3.90%	396,107	2,367	1.21%
Held to maturity (2)	5,724	103	3.63%	5,996	107	3.60%
Mortgage loans held for sale	70	2	6.55%	2,265	56	4.99%
Loans held for investment: (3)
Real estate	3,078,572	91,208	5.97%	2,633,237	68,302	5.23%
Commercial	228,585	9,541	8.42%	353,267	9,685	5.53%
Total loans held for investment	3,307,157	100,749	6.14%	2,986,504	77,987	5.27%
Total interest-earning assets	3,770,997	$110,802	5.93%	3,829,012	$81,952	4.32%
Noninterest-earning assets	242,148			242,261
Total assets	$4,013,145			$4,071,273

Interest-bearing liabilities
NOW	$61,585	$310	1.02%	$75,519	$94	0.25%
Money Market	445,531	4,659	2.11%	675,758	1,401	0.42%
Saving deposits	115,928	105	0.18%	146,872	67	0.09%
Time deposits, less than $250,000	1,068,081	19,816	3.74%	576,792	1,478	0.52%
Time deposits, $250,000 and over	736,140	12,759	3.50%	548,065	1,602	0.59%
Total interest-bearing deposits	2,427,265	37,649	3.13%	2,023,006	4,642	0.46%
FHLB advances	194,807	1,988	2.06%	166,465	954	1.16%
Long-term debt	173,708	4,389	5.10%	173,129	4,388	5.11%
Subordinated debentures	14,766	700	9.56%	14,548	339	4.70%
Total interest-bearing liabilities	2,810,546	44,726	3.21%	2,377,148	10,323	0.88%
Noninterest-bearing liabilities
Noninterest-bearing deposits	651,928			1,191,540
Other noninterest-bearing liabilities	54,469			33,846
Total noninterest-bearing liabilities	706,397			1,225,386
Shareholders' equity	496,202			468,739
Total liabilities and shareholders' equity	$4,013,145			$4,071,273
Net interest income / interest rate spreads		$66,076	2.72%		$71,629	3.44%
Net interest margin			3.53%			3.77%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	For the Three Months Ended
	June 30,	March 31,	June 30,
	2023	2023	2022
Per share data (common stock)
Book value	$26.34	$26.05	$24.56
Tangible book value (1)	$22.40	$22.10	$20.55
Performance ratios
Return on average assets, annualized	1.08%	1.12%	1.60%
Return on average shareholders' equity, annualized	8.78%	9.04%	13.30%
Return on average tangible common equity, annualized (1)	10.33%	10.66%	15.89%
Noninterest income to average assets, annualized	0.25%	0.24%	0.35%
Noninterest expense to average assets, annualized	1.83%	1.93%	1.82%
Yield on average earning assets	6.01%	5.84%	4.66%
Cost of average total deposits	2.80%	2.11%	0.31%
Cost of average interest-bearing deposits	3.47%	2.75%	0.49%
Cost of average interest-bearing liabilities	3.49%	2.91%	0.91%
Accretion on loans to average earning assets	0.04%	0.02%	0.01%
Net interest spread	2.52%	2.93%	3.75%
Net interest margin	3.37%	3.70%	4.08%
Efficiency ratio (2)	53.80%	51.86%	43.47%
Common stock dividend payout ratio	27.59%	27.59%	17.28%

(1)	Reconciliations of the non–GAAP measures are set forth at the end of this press release.
(2)	Ratio calculated by dividing noninterest expense by the sum of net interest income before provision for credit losses and noninterest income.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

	For the Six Months Ended June 30,
	2023	2022
Per share data (common stock)
Book value	$26.34	$24.56
Tangible book value (1)	$22.40	$20.55
Performance ratios
Return on average assets, annualized	1.10%	1.49%
Return on average shareholders' equity, annualized	8.91%	12.95%
Return on average tangible common equity, annualized (1)	10.49%	15.40%
Noninterest income to average assets, annualized	0.24%	0.32%
Noninterest expense to average assets, annualized	1.88%	1.67%
Yield on average earning assets	5.93%	4.32%
Cost of average deposits	2.47%	0.29%
Cost of average interest-bearing deposits	3.13%	0.46%
Cost of average interest-bearing liabilities	3.21%	0.88%
Accretion on loans to average earning assets	0.03%	0.02%
Net interest spread	2.72%	3.44%
Net interest margin	3.53%	3.77%
Efficiency ratio (2)	52.80%	43.20%
Common stock dividend payout ratio	27.83%	17.95%

(1)	Reconciliations of the non–GAAP measures are set forth at the end of this press release.
(2)	Ratio calculated by dividing noninterest expense by the sum of net interest income before provision for credit losses and noninterest income.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

	As of
	June 30,	March 31,	June 30,
	2023	2023	2022
Credit Quality Data:
Loans 30-89 days past due	$7,242	$14,288	$8,346
Loans 30-89 days past due to total loans	0.23%	0.43%	0.27%
Nonperforming loans	$41,862	$26,436	$13,937
Nonperforming loans to total loans	1.31%	0.79%	0.46%
Nonperforming assets	$42,439	$27,013	$14,230
Nonperforming assets to total assets	1.04%	0.66%	0.36%
Special mention loans	$24,150	$89,029	$23,281
Special mention loans to total loans	0.76%	2.66%	0.76%
Substandard loans	$74,065	$77,688	$48,027
Substandard loans to total loans	2.32%	2.32%	1.58%
Allowance for credit losses to total loans	1.35%	1.29%	1.12%
Allowance for credit losses to nonperforming loans	102.94%	162.93%	245.06%
Net charge-offs	$580	$157	$53
Net charge-offs to average loans (for the quarter-to-date period)	0.07%	0.02%	0.01%

Capital ratios
Tangible common equity to tangible assets (1)	10.64%	10.40%	9.96%
Tier 1 leverage ratio	11.60%	11.61%	10.95%
Tier 1 common capital to risk-weighted assets	16.91%	16.33%	14.82%
Tier 1 capital to risk-weighted assets	17.46%	16.88%	15.35%
Total capital to risk-weighted assets	25.27%	24.58%	22.94%

(1)	Reconciliations of the non-GAAP measures are set forth at the end of this press release.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

Loan Portfolio Detail	As of June 30, 2023		As of March 31, 2023		As of June 30, 2022
(dollars in thousands)	$	%	$	%	$	%
Loans:
Commercial and industrial	$131,456	4.1%	$156,023	4.7%	$238,045	7.8%
SBA	53,459	1.7%	58,531	1.7%	59,303	1.9%
Construction and land development	256,916	8.0%	281,203	8.4%	356,772	11.7%
Commercial real estate (1)	1,183,396	37.0%	1,288,188	38.5%	1,160,350	38.1%
Single-family residential mortgages	1,554,713	48.7%	1,539,982	46.1%	1,205,732	39.6%
Other loans	16,055	0.5%	18,489	0.6%	25,744	0.9%
Total loans (2)	$3,195,995	100.0%	$3,342,416	100.0%	$3,045,946	100.0%
Allowance for credit losses	(43,092)		(43,071)		(34,154)
Total loans, net	$3,152,903		$3,299,345		$3,011,792

(1)	Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.
(2)	Net of discounts and deferred fees and costs.

Non-GAAP Financial Measures

Tangible Book Value Reconciliations

The tangible book value per share is a non-GAAP disclosure. Management measures the tangible book value per share to assess the Company’s capital strength and business performance and believes these are helpful to investors as additional tool for further understanding our performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of June 30, 2023, March 31, 2023, and June 30, 2022.

(dollars in thousands, except share and per share data)	June 30, 2023	March 31, 2023	June 30, 2022
Tangible common equity:
Total shareholders' equity	$500,290	$494,757	$463,707
Adjustments
Goodwill	(71,498)	(71,498)	(71,498)
Core deposit intangible	(3,246)	(3,481)	(4,248)
Tangible common equity	$425,546	$419,778	$387,961
Tangible assets:
Total assets-GAAP	$4,075,618	$4,110,084	$3,969,037
Adjustments
Goodwill	(71,498)	(71,498)	(71,498)
Core deposit intangible	(3,246)	(3,481)	(4,248)
Tangible assets	$4,000,874	$4,035,105	$3,893,291
Common shares outstanding	18,995,303	18,992,903	18,881,829
Tangible common equity to tangible assets ratio	10.64%	10.40%	9.96%
Book value per share	$26.34	$26.05	$24.56
Tangible book value per share	$22.40	$22.10	$20.55

Return on Average Tangible Common Equity

Management measures return on average tangible common equity (“ROATCE”) to assess the Company’s capital strength and business performance and believes these are helpful to investors as an additional tool for further understanding our performance. Tangible equity excludes goodwill and other intangible assets (excluding mortgage servicing rights), and is reviewed by banking and financial institution regulators when assessing a financial institution’s capital adequacy. This non-GAAP financial measure should not be considered a substitute for operating results determined in accordance with GAAP and may not be comparable to other similarly titled measures used by other companies. The following table reconciles ROTCE to its most comparable GAAP measure:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(dollars in thousands)	2023	2022	2023	2022
Net income available to common shareholders	$10,949	$15,477	$21,919	$30,094
Average shareholders' equity	500,062	466,603	496,202	468,739
Adjustments:
Goodwill	(71,498)	(71,498)	(71,498)	(70,389)
Core deposit intangible	(3,400)	(4,430)	(3,517)	(4,246)
Adjusted average tangible common equity	$425,164	$390,675	$421,187	$394,104
Return on average tangible common equity	10.33%	15.89%	10.49%	15.40%